EX 10.1

                                 LOAN AGREEMENT

DATE:	  28th  day of October, 2004

PARTIES:

1. 	Pini Ben David (Grunspan) ("Lender")

2. 	Human BioSystems ("Borrower")

RECITALS:

1.	Borrower requires the principal sum of two million three hundred thousand (2,300,000) Euros (the "Principal Amount") to use as working capital, acquisitions and for any other company purpose that is approved by the Board of Directors of the Borrower.

2.	Lender is willing to loan funds to Borrower pursuant to the terms and conditions of this Loan Agreement (the "Agreement"), to be secured by twenty-three million (23,000,000) shares of Borrower's Reg S restricted common stock (the "Shares").

3.	The Shares will be released to the Lender upon maturity of the loan term if the loan is unpaid, as set forth in that certain Escrow Agreement of even date herewith between Borrower and Lender.

4.	The Lender understands the Shares may be used only as security and will not sell the Shares into the market. The Lender will inform any person or entity to whom the Shares are pledged as security of the terms and conditions of this Agreement and the Escrow Agreement, so that said person or entity understands and agrees that the Shares may be not be sold or otherwise transferred.

5.	Lender and Borrower by this Agreement wish to record the terms and conditions governing the loan and security contemplated by this Agreement.

LENDER AND BORROWER AGREE AS FOLLOWS:

1. ADVANCE Lender shall advance by way of loan to Borrower, the full Principal Amount (the "Loan") by wire transfer, to Borrower's bank within 15 calendar days from the date of this Agreement. If the entire Principal Amount is not received by Borrower by the 15th calendar day from the date of this Agreement, then the Lender shall be considered to be in default of this Loan Agreement under Section 7 hereof.

2. LOAN-FEES Borrower shall pay Lender a non-refundable fee of 70,000 Euros (3.5% of the Principal Amount) less 10,000 Euros for Escrow costs incurred by Borrower, upon Lender advancing the Principal Amount to Borrower pursuant to this Agreement.

3. INTEREST

(a)	The Loan bears interest at the rate of 3% per year.  Interest is calculated on the unpaid principal balance of the Loan, starting on the date the Loan is advanced by Lender until fully repaid. Interest which has accrued in this fashion over all or part of a calendar month is payable on the first day of the next calendar month.

(b)	 All overdue interest shall be treated as principal, and interest as set out above is payable on it.

4.	REPAYMENT The Loan is due and payable on the 1st  of November, 2007.  No later than five (5) business days before the due date of the Loan, Borrower shall deposit into escrow, pursuant to the Escrow Agreement attached hereto as Exhibit B, funds in an amount equal to the unpaid balance of the Loan (including accrued but unpaid interest thereon), and Lender shall deposit into escrow the
Shares.   The Escrow Agreement shall govern the release of the funds and the
Shares.  In the event

5.	 PREPAYMENT Borrower may prepay all or part of the Loan at any time without notice, bonus or penalty. No later than five (5) business days before the any such prepayment of the Loan, Borrower shall deposit into escrow, pursuant to the Escrow Agreement attached hereto as Exhibit B, funds in an amount equal to the amount to be prepaid. The Escrow Agent shall then notify Lender of the deposit, and Lender shall deposit into escrow Shares with a value
equal to such prepayment.   The Escrow Agreement shall govern the release of the
funds and the Shares.

6.	DEFAULT BY BORROWER The Borrower shall be considered to be in default of this Loan Agreement if any part of the loan and accrued interest is unpaid after the 1st of November, 2007. The Escrow Agreement shall govern the release of shares held in escrow to Lender in the event the loan is not paid in full after this date.

7.	DEFAULT BY LENDER The Lender shall be considered to be in default of this Loan Agreement if the Principal Amount is not received by Borrower by the 15th calendar day following the date of this Loan Agreement. In the event of such default, the Borrower shall have the right to cause the shares issued to Lender to be cancelled immediately, without notice to Lender and without any further obligation by Borrower to Lender.

8.	SECURITY

(a)	Borrower hereby grants to Lender as security, Reg S shares of the
Borrower. Upon receipt of the Shares, Lender shall deposit the certificate or certificates representing the Shares with a bank or other financial institution of Lender's choice, in return for a Bank Safekeeping Receipt in the form of Exhibit "A" hereto. Lender shall promptly forward a copy of said Bank Safekeeping Receipt to Borrower. Borrower shall execute such additional agreements, charges and covenants in this regard as Lender may require and as acceptable to Borrower. To the extent permitted by law, Borrower waives its rights to receive copies of any registrations, financing statements, or other evidence of registration.

(b)	Borrower shall use the Principal Amount for the purpose of general working capital, acquisitions and any other purposes as approved by the Board of Directors of Borrower.

9.	GENERAL PROVISIONS

(a)	The parties' addresses for notice are: (i) Lender:  Pini Ben David;
Schlloeslihaldi 22; 6006 Luzern; Switzerland, (address) Borrower: Human BioSystems, 1127 Harker Ave, Palo Alto, CA 94301; U.S.A. (address)

(b)	A party can change his or its notice address to another address by giving notice in the manner permitted by this agreement. Any notice required or permitted under this Agreement can be sent by any means, but it is not effective until:

	(i)	the first weekday after the day it is delivered, and

	(ii)	"delivered" means actual arrival at the address provided for in this Agreement for the addressee, in legible form (or where sent by fax or e-mail, produced and printed).

(c)	Borrower shall execute and deliver to Lender such further assurances, conveyances and documents as may be necessary to carry out the intention of this Agreement.

(d)	Borrower must perform every one of its obligations in this Agreement, except to the extent Lender has given the Borrower a written waiver of performance. Lender's failure to fully enforce this agreement is not a waiver.

(e)	This Agreement can only be amended by written agreement signed by both
Lender and Borrower.

(f)	This Agreement is governed by the laws of the State of California and the U.S. Federal Law. The parties hereby irrevocably attorn to the jurisdiction of the courts of the State of California, which courts have sole and exclusive jurisdiction over all disputes or matters arising from this agreement.

(g)	Time is of the essence with respect to performance of obligations in this Agreement.

(h)	Borrower cannot assign its obligations under this Agreement, except with
Lender's previous written consent.  Lender can assign this Agreement.

(i)	This Agreement is binding upon and enures to the benefit of the parties hereto and their respective successors and assigns.

(j)	This Agreement, the Bank Safekeeping Receipt and the Escrow Agreement
constitute the entire agreement between Lender and Borrower regarding the Loan. Where there is a conflict between the terms of this Agreement and the Escrow Agreement, the Escrow Agreement shall prevail.

SIGNED:




	By:	/s/ Harry Masuda
	        ----------------
	            Harry Masuda
	      Chief Executive Officer


	By:	/s/ Pini Ben David (Grunspan)
	        ------------------
	            Pini Ben David (Grunspan)
		        Lender